Exhibit 99.1
PRESS RELEASE
ARUBA NETWORKS TARGETS THE OUTDOOR INDUSTRIAL ENTERPRISE WITH THE
ACQUISITION OF AZALEA NETWORKS
Innovative Outdoor Mesh Solutions Target Latency-Sensitive Voice and Video Applications
SUNNYVALE, Calif., May 10, 2010 — Aruba Networks, Inc. (NASDAQ: ARUN), a global leader in distributed enterprise network solutions, today announced the execution of a definitive agreement to purchase Azalea Networks, a leading supplier of outdoor mesh networks. The acquisition includes highly differentiated mesh products for critical outdoor industrial applications in the oil and gas, logistics, manufacturing, mining, petrochemical, public safety, smart grid, and transportation sectors. These products will enable Aruba to deliver secure mobility solutions that span from indoor carpeted spaces to the outdoor industrial enterprise. The acquisition includes an operations center in Beijing, staffed by world-class engineers, which will complement Aruba’s existing R&D centers in Bangalore and Silicon Valley.
“This acquisition brings our customers and prospects innovative new solutions for real-time outdoor applications like video surveillance,” said Hitesh Sheth, Aruba’s Chief Operating Officer. “Enterprises need a secure, reliable link between their assets and the people who use them, wherever they work or roam. Outdoor networks need to cope with a wide range of environmental factors, and this challenge is compounded when video and voice need to be sent over long distances in real-time. Azalea has made outdoor mesh work in industrial enterprise applications that cut across a wide range of verticals.”
Under the terms of the agreement, Aruba will acquire Azalea in exchange for total consideration of approximately $27M in stock subject to certain adjustments and up to $13,500,000 in cash over two years. The acquisition is expected to close in the first quarter of Aruba’s 2011 fiscal year, subject to standard closing conditions, and to be neutral or accretive to results over the next twelve months. Azalea had 2009 revenues of approximately $5 million, and a total customer base of over 140 companies.
In a mesh network, data packets hop wirelessly from radio to radio. Azalea’s innovative mesh technology allows it to also carry latency-sensitive video and voice traffic, with full fidelity, over long distances. The value of this capability has been field-proven in demanding applications like the 2008 Beijing Olympic Games, in which 600 mesh nodes provided voice, video, and Wi-Fi access over 19 square miles (50 square kilometers) of the city. To date Azalea has shipped over 25,000 mesh nodes worldwide.
“Enterprises have primarily focused WLAN deployments on indoor spaces, but outdoor applications loom large,” said Matthias Machowinski, Directing Analyst for Enterprise Voice and Data at Infonetics Research. “The economic recovery, the need for ubiquitous connectivity, and emerging applications like smart grid and video surveillance are going to accelerate outdoor wireless infrastructure deployments by enterprises in the coming years. Azalea’s mesh technology will enable Aruba to provide an integrated, enterprise-wide wireless infrastructure that addresses both indoor and outdoor applications.”
Under Embargo Until 10 May 2010 US

Aruba Networks Targets The Outdoor Industrial Enterprise With The
Acquisition Of Azalea Networks / Page 2
“Joining Aruba opens Azalea’s unique mesh solutions to a broad new set of markets that are underserved by traditional mesh vendors,” said Frank Wang, Azalea’s cofounder and Co-CEO. “It also provides continuity to our existing customers, who are assured of uninterrupted support from Aruba’s award-winning customer care. A tradition of innovation drives both Azalea and Aruba, and this is reflected in the highly differentiated, customer-focused products we build. All of us at Azalea are delighted to be part of Aruba.”
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About Aruba Networks
Aruba is the global leader in distributed enterprise networks. Its award-winning portfolio of campus, branch/teleworker, and mobile solutions simplify operations and secure access to all corporate applications and services — regardless of the user’s device, location, or network. This dramatically improves productivity and lowers capital and operational costs.
Listed on the NASDAQ and Russell 2000® Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit Aruba at http://www.arubanetworks.com. For real-time news updates follow Aruba on Twitter, Facebook, or the Green Island News Blog.
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Forward-Looking Statements
This press release contains forward-looking statements about the expectations, beliefs, financial plans, intentions and strategies of Aruba relating to its proposed acquisition of Azalea. Such forward-looking statements include statements regarding future product offerings and potential benefits of current and future product offerings. These statements reflect Aruba’s current beliefs and are based on current information available to us. The ability of Aruba to achieve these business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially. In particular, while the companies have executed a definitive agreement, there is no assurance that they will complete the transaction. If the companies do not receive the necessary approvals or fail to satisfy conditions for closing, the transaction will terminate. Other risks and uncertainties include the failure to achieve expected synergies and efficiencies of operations; employee retention and maintenance of the business of Azalea before the closing of the transaction; the ability of Aruba to retain and motivate key employees of Azalea; the ability to coordinate strategy and resources between Aruba and Azalea; loss of any Azalea customers; the ability to manage the integration of products and operations between Aruba and Azalea; timely development and acceptance of products and services and their feature sets; and other risks that are described from time to time in Aruba’s reports filed with the Securities and Exchange Commission.
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Media Contacts
Michael Tennefoss	Patty Oien
Networks, Inc.	Breakaway Communications
+1-408-754-8034	+1-415-358-2482
mtennefoss@arubanetworks.com	poien@breakawaycom.com
© 2010 Aruba Networks, Inc. AirWave®, Aruba Networks®, Aruba Mobility Management System®, Bluescanner, For Wireless That Works®, Mobile Edge Architecture, People Move. Networks Must Follow., The All-Wireless Workplace Is Now Open For Business, RFprotect, Green Island, and The Mobile Edge Company® are trademarks of Aruba Networks, Inc. All rights reserved. All other trademarks are the property of their respective owners.